[Letterhead of Branden T. Burningham]


April 4, 2002

Richard J. Linder, President
Rubicon Medical Corporation
2064 West Alexander
Salt Lake City, Utah  84119


Re: Opinion letter, dated April 4, 2002, regarding shares of common stock of Rubicon Medical Corporation, a Delaware corporation (the "Company")


Dear Mr. Linder:

     I hereby consent to being named in the Prospectus included in the Company's post-effective amendment to its Registration Statement on Form SB-2 as having rendered the above-referenced opinion and as having represented the Company in connection with such post-effective amendment to the Registration Statement.

                                          Sincerely yours,

                                          /s/ Branden T. Burningham

                                          Branden T. Burningham